Exhibit 99.2

Kevin:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2023 first quarter earnings call. My name is Kevin Karas, the company’s CFO, and joining me on the call today is Linda Stacy, our Vice President of Finance.

Before we continue, I would ask Linda to review conditions related to any forward-looking statements that may be made as part of today’s call. Linda.

Linda:

Thank you, Kevin.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Kevin.

Kevin:

Thanks, Linda, and again, welcome everyone.

For 42 years, NRC Health has been committed to humanizing healthcare and supporting organizations in their understanding of each unique individual. We are furthering that commitment with our recent announcement of being the first in the industry to seamlessly integrate patient insights directly into the EHR to support care teams in understanding the unique and individual needs of the patients that they serve. NRC Health was also recently named in Becker’s Top 150 Places to Work in Healthcare for creating a work culture and benefit structure supporting each associate as a unique individual. This represents the outcome made possible by adopting Human Understanding within our organization to benefit our associates.

Let me turn the call back over to Linda to review our financial performance and then open the call to your questions.

Linda

Thank you, Kevin.

Revenue for the first quarter 2023 decreased compared to the first quarter of 2022 by 5%, primarily due to the scheduled closure of our Canadian location in 2022 and focus on our core offerings.

We ended the quarter with $146.7 million in TRCV including a 1% increase in TRCV for our core solutions. Our TRCV metric represents the total revenue projected under all renewable contracts for their respective next annual renewal periods, assuming no upsells, downsells, price increases, or cancellations, measured as of the most recent quarter end.

Operating income decreased by 23% for the first quarter of 2023 compared to the first quarter of 2022 due to the decline in revenue and growth in marketing expenses of $1.3 million to expand brand recognition and support sales development. Beyond marketing expenses, operating expenses have remained consistent between periods through cost containment and workforce automation efforts.

The effective tax rate in the first quarter of 2023 was 23% compared to 25% in 2022 primarily due to increased tax benefits from the exercise of share-based compensation awards and lower state income taxes.

The Company’s Board of Directors maintained its capital allocation priorities of funding innovation and growth investments, including merger and acquisition activity, as well as internal projects, shareholder dividends and share repurchases during 2023. In the first quarter of 2023, the Company funded $2.9 million for innovation and growth, $3.0 million for dividend payments, and $2.0 million for share repurchases.

That concludes my comments for this morning. I’ll now turn the call back to Kevin.

Kevin

Thank you, Linda.

This completes our prepared remarks, so operator I will now ask you to open the call to any questions.

Closing Statement – Kevin

Thank you for your time today. We look forward to sharing our results again next quarter.

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